EXHIBIT 10.4
1010, rue De La Gauchetière Ouest, bureau 400
Montréal, Québec, H3B 2N2 Canada
T 514-875-2160 resolutefp.com
June 23, 2022
*This is a translation from the signed agreement in French
Mr. Yves Laflamme
Re: Agreement between Yves Laflamme and Resolute FP Canada Inc.
Yves,
I am pleased to confirm the renewal of your appointment as Special Advisor to the President and Chief Executive Officer. The terms and conditions of the agreements dated April 9, 2021, and March 30, 2022, remain unchanged, except for the salary, the term and termination, which are amended as follows:
Date of Appointment & Term
This agreement becomes effective on July 1, 2022.
Annual Base Salary
As of your date of appointment, your base salary will be at a annual rate of $100,000 in nominal value, less applicable deductions, payable in semi-monthly installments. The semi-monthly installments will be deposited directly into your personal bank account. Your annual salary includes your representation of Resolute at the board of directors of Serres Toundra and your involvement in certain mandates in relation to this agreement.
Your base salary will be subject to the Company’s currency policy for executives. For 2022, 63.5% of your base salary will be denominated in Canadian dollars and 36.5% will be denominated in US dollars, up and until the Company modifies this ratio.
Termination
The term of your employment will be for twelve months from the effective date, terminating on June 30, 2023. Either party may, at any time and for cause, terminate unilaterally the present agreement without prior notice.
If you have any questions concerning this offer, please let me know.
Best regards,

/s/ Remi G. Lalonde
Remi G. Lalonde
President and Chief Executive Officer
I have read the herein letter and hereby accept these terms and conditions.

/s/ Yves Laflamme	July 28, 2022
Yves Laflamme	Date